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                                                                 EXHIBIT 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(a)
Sun Company, Inc. and Subsidiaries

(Millions of Dollars Except Ratio)
- - --------------------------------------------------------------------------
                                                       For the Six Months
                                                       Ended June 30, 1994
                                                       -------------------
                                                          (UNAUDITED)
Fixed Charges:
  Consolidated interest cost and debt expense                $ 41
  Interest cost and debt expense of operations
    held for sale                                              14
  Interest allocable to rental expense(b)                      11
                                                             ----
     Total                                                   $ 66
                                                             ====
Earnings:
  Consolidated income before provision for
    income taxes and cumulative effect of
    change in accounting principle                           $ 63
  Minority interest in net income
    of subsidiaries having fixed charges                       13
  Proportionate share of provision for income
    taxes of 50 percent owned but not controlled
    affiliated companies                                        2
  Equity in income of less than 50 percent owned
    but not controlled affiliated companies                    (4)
  Dividends received from less than 50 percent
    owned but not controlled affiliated companies               2
  Fixed charges                                                66
  Interest capitalized                                         (6)
  Amortization of previously capitalized interest              21
                                                             ----
      Total                                                  $157
                                                             ====
Ratio of Earnings to Fixed Charges                           2.38
                                                             ====
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(a) The consolidated financial statements of Sun Company, Inc. and subsidiaries contain the accounts of all subsidiaries that are controlled (generally more than 50 percent owned) except those engaged in coal and real estate operations which are subject to a plan of disposition. Coal and real estate operations are accounted for as investments in operations held for sale. (See Note 3 to the condensed consolidated financial statements.) Affiliated companies (20 to 50 percent owned but not controlled) are accounted for by the equity method.
(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.